                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  SEITEL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                                  SEITEL, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD THURSDAY
                                OCTOBER 19, 2000

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Seitel, Inc. (the "Company") to be held on Thursday, October 19, 2000, at 9:00 a.m. at the Waldorf Astoria Hotel, 301 Park Avenue, Herbert Hoover Room, 4th Floor, New York, New York, 10022, for the following purposes:

          1. To elect seven directors to serve until the 2001 Annual Meeting;
     and

        2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on September 12, 2000, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Debra D. Valice
                                            Corporate Secretary

September 15, 2000
Houston, Texas

                                  SEITEL, INC.
                      50 BRIAR HOLLOW LANE, 7TH FLOOR WEST
                               HOUSTON, TX 77027

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

      The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, October 19, 2000, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy.

     The Board of Directors has fixed the close of business on September 12, 2000, as the record date for the meeting. On that date, the Company had outstanding 24,035,183 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote.

     The principal executive offices of the Company are at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The proxy statement and form of proxy are being sent to stockholders on or about September 20, 2000.

                             ELECTION OF DIRECTORS

     At the meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

NAME                                  AGE       POSITION(S) WITH THE COMPANY       DIRECTOR SINCE
----                                  ---   ------------------------------------   --------------
Herbert M. Pearlman.................  67    Chairman of the Board of Directors          1982
Paul A. Frame.......................  53    Chief Executive Officer, President          1986
                                            and Director
Debra D. Valice.....................  43    Chief Financial Officer, Executive          1995
                                            Vice President of Finance,
                                              Treasurer, Corporate Secretary and
                                              Director
Walter M. Craig, Jr. ...............  46    Director and Assistant Secretary            1987
William Lerner......................  67    Director                                    1985
John E. Stieglitz...................  69    Director                                    1989
Fred S. Zeidman.....................  54    Director                                    1997

     Herbert M. Pearlman, a co-founder of Seitel, Inc., has been a director of the Company since 1982, and Chairman of the Company's Board of Directors since 1987. Since March 1984, Mr. Pearlman has been Chairman of InterSystems, Inc. ("InterSystems"), an American Stock Exchange listed company engaged in providing services to the thermoplastic resins industry. Since June 1990, Mr. Pearlman has served as Chairman of Unapix Entertainment, Inc. ("Unapix Entertainment"), an American Stock Exchange listed company engaged in multi-media entertainment. He has served as President, Chief Executive Officer and a Director of Helm Capital Group, Inc. ("Helm"), a publicly-traded company with equity interests in diverse businesses, since 1980, and in June 1984, he became Helm's Chairman of the Board.

     Paul A. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was Executive Vice President of the Company from January 1985 until his appointment as President. He was hired by the Company in August 1984 as Vice President of Marketing. From December 1996 to March 1999, Mr. Frame was a Director of Eagle Geophysical, Inc. ("Eagle"), a former subsidiary of the Company engaged in providing seismic data acquisition services to the oil and gas industry, and from August 1997 to March 1999, he was Chairman of the Executive Committee of Eagle's board of directors. Eagle filed bankruptcy under Chapter 11 of the Federal Bankruptcy Code in September 1999.

     Debra D. Valice, CPA, is the Company's Chief Financial Officer, Executive Vice President of Finance, Treasurer and Corporate Secretary. Ms. Valice has been the Company's Chief Financial Officer since February 1987, and was the Company's Chief Accounting Officer from March 1986 until February 1987. Ms. Valice was elected as a director of the Company in November 1995.

     Walter M. Craig, Jr. has been President of Mezzanine Financial Fund, L.P., a company which is engaged in providing structured capital to small and mid-market companies based on the value of their assets, since 1993. He served as Executive Vice President and Chief Operating Officer of Helm from August 1992 through 1999. Since April 1993, Mr. Craig has been a Director of InterSystems and since August 2000, he has been President and Chief Executive Officer of InterSystems. Mr. Craig became Assistant Secretary of the Company in June 2000.

     William Lerner is Chairman of the Company's Audit Committee and Co-Chairman of the Company's Compensation and Stock Option Committee. Since January 1990, Mr. Lerner has been engaged in the private practice of law. From May 1990 until December 1990, he was General Counsel to Hon Development Company, a California real estate development company. From June 1986 until December 1989, Mr. Lerner was Vice President and General Counsel of The Geneva Companies, Inc., a financial services company engaged in counseling privately owned middle-market companies. Since 1985, he has been a Director of Helm. Mr. Lerner is also a Director of Rent-Way, Inc., a New York Stock Exchange listed company headquartered in Pennsylvania that operates the second-largest chain of rental-purchase stores in the United States, and Micros-to-Mainframes, Inc., a NASDAQ listed company headquartered in New York that provides advanced technology communications products and systems integration and internet services to Fortune 2000 companies.

     John E. Stieglitz is Co-Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. He is Chairman Emeritus of Conspectus, Inc., a privately held company, formed in 1976, engaged in providing services in the area of executive recruitment. He served as President of Conspectus, Inc. from 1976 to 1996. Mr. Stieglitz is also a Director of Helm and InterSystems.

     Fred S. Zeidman is a member of the Company's Audit Committee and Compensation and Stock Option Committee. Mr. Zeidman has been a Director of InterSystems since July 1993. He served as President and Chief Executive Officer of InterSystems from July 1993 until its sale in December 1999. He also served as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids companies in the United States, from 1985 to 1991. From April 1992 to July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditioning and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financing. Mr. Zeidman also serves as a Director of Heritage Bank.

                               EXECUTIVE OFFICERS

     All of the Company's executive officers are also directors. Officers serve at the discretion of the Board.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 1999, the Company's Board of Directors held five meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which he served during 1999.

     The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee.

     Until July 1999, the Audit Committee was comprised of Messrs. Lerner, Stieglitz and Zeidman and was comprised of Messrs. Craig, Lerner and Stieglitz for the remainder of 1999. The Audit Committee held three meetings during 1999. The functions of the Audit Committee are to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate.

     During 1999, Messrs. Pearlman and Frame, along with Horace Calvert and David Lawi, both of whom resigned as directors in 2000, acted as the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet officially separately from the entire Board of Directors during 1999.

     During 1999, the Compensation and Stock Option Committee ("Compensation Committee") was comprised of Messrs. Lerner, Stieglitz and Zeidman. The Compensation Committee reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of any proposed employee benefit arrangements, and the granting of awards under such arrangements. The Compensation Committee held two meetings during 1999.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 1, 2000, by (i) persons known to the Company to be beneficial owners of more than 5% of the common stock, (ii) each of the Company's directors, (iii) each of the named executive officers, and
(iv) all directors and executive officers of the Company as a group.

NAME AND ADDRESS                                                 AMOUNT AND NATURE OF      PERCENTAGE
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
-------------------                                           --------------------------   ----------
Driehaus Capital Management, Inc. .........................           1,241,170                5.2%
  25 East Erie Street
  Chicago, IL 60611
Lord, Abbett & Co. ........................................           1,234,080                5.1%
  90 Hudson Street
  Jersey City, NJ 07302
Paul A. Frame, Jr. (Director and Named Executive
  Officer).................................................           1,602,730(3)             6.3%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027
Horace A. Calvert (Named Executive Officer)................           1,528,177(4)             6.1%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027
Herbert M. Pearlman (Director and Named Executive
  Officer).................................................           1,198,827(5)             4.9%
  537 Steamboat Road
  Greenwich, CT 06830
David S. Lawi (Named Executive Officer)....................             855,394(6)             3.5%
  537 Steamboat Road
  Greenwich, CT 06830
Debra D. Valice (Director and Named Executive Officer).....             394,892(7)             1.6%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027
Walter M. Craig, Jr. (Director)............................              77,562(8)               *
  1011 HWY 7
  Spring Lake, NJ 07762
William Lerner (Director)..................................              47,170(9)               *
  423 East Beau Street
  Washington, PA 15301
John E. Stieglitz (Director)...............................              47,085(9)               *
  Conspectus, Inc.
  222 Purchase Street
  Rye, NY 10580
Fred S. Zeidman (Director).................................              23,200(10)              *
  2104 Chilton
  Houston, TX 77019
All directors and executive officers as a group (7
  persons).................................................           3,391,466(11)           12.9%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

 (2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

 (3) Includes 410,398 and 845,400 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.37 to $16.19 per share, and the exercise prices of the common stock purchase warrants range from $11.57 to $16.50 per share.

 (4) Includes 415,380 and 540,418 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.37 to $13.73 per share, and the exercise prices of the common stock purchase warrants range from $6.43 to $13.73 per share.

 (5) Includes 338,456 and 322,126 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.37 to $13.73, and the exercise prices of the common stock purchase warrants range from $11.57 to $13.73 per share.

 (6) Includes 288,456 and 187,270 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.37 to $13.73, and the exercise prices of the common stock purchase warrants range from $11.57 to $13.73 per share.

 (7) Includes 170,745 and 92,460 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.37 to $13.73 per share, and the exercise prices of the common stock purchase warrants range from $11.57 to $13.36 per share.

 (8) Includes 2,000 and 67,554 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise price of the options is $14.75 and the exercise prices of the common stock purchase warrants range from $11.57 to $16.00 per share.

 (9) Includes 38,000 shares which may be acquired from the Company within 60 days upon exercise of options. The exercise prices of the options range from $13.54 to $19.82 per share.

(10) Includes 14,000 shares which may be acquired from the Company within 60 days upon exercise of options. The exercise prices of the options range from $13.54 to $20.32 per share.

(11) Includes an aggregate of 2,339,139 shares which may be acquired from the Company within 60 days upon exercise of 1,011,599 options and 1,327,540 common stock purchase warrants, respectively, by the group of seven persons which comprises all executive officers and directors. The exercise prices of the options range from $12.37 to $20.32 per share, and the exercise prices of the common stock purchase warrants range from $11.57 to $16.50 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                LONG-TERM         ALL OTHER COMPENSATION
                                         ----------------------------------------    COMPENSATION    ----------------------------
                                                                     OTHER ANNUAL    AWARDS STOCK       OTHER            TAX
                                                                     COMPENSATION      OPTIONS/      COMPENSATION   REIMBURSEMENT
NAME AND PRINCIPAL POSITION       YEAR   SALARY ($)   BONUS ($)(1)      ($)(2)         SARS (#)          ($)           ($)(4)
---------------------------       ----   ----------   ------------   ------------   --------------   ------------   -------------
Paul A. Frame...................  1999    $444,878     $  783,452     $1,128,581        197,538        $ 83,213(3)    $463,164
  Chief Executive Officer         1998    $444,878     $1,809,077     $1,180,450      1,190,798        $104,001             --
  and President                   1997    $144,878     $3,187,599     $1,301,809        932,160        $104,764             --
Horace A. Calvert...............  1999    $444,878     $  683,452     $1,074,656             --        $ 83,218(3)    $266,276
  Chief Operating Officer and     1998    $444,878     $1,809,077     $1,180,450        625,418        $104,001             --
  Executive Vice President        1997    $144,878     $2,359,409     $1,301,809        378,882        $104,764             --
Herbert M. Pearlman.............  1999    $428,437     $  679,315     $   71,801             --        $ 83,340(3)    $300,774
  Chairman of the                 1998    $428,437     $1,961,347             --        690,582        $104,123             --
  Board of Directors              1997    $128,438     $3,003,710             --        393,874        $104,764             --
David S. Lawi...................  1999    $214,219     $  339,658             --             --        $ 83,218(3)    $271,426
  Chairman of the                 1998    $214,219     $  980,673             --        505,726        $104,001             --
  Executive Committee             1997    $ 64,892     $1,501,856             --        293,874        $104,764             --
Debra D. Valice.................  1999    $214,583     $  391,726     $  467,500             --        $ 56,619(3)    $116,497
  Executive Vice President        1998    $155,853     $  437,064             --        172,412        $ 69,449             --
  of Finance, Treasurer and       1997    $138,583     $  773,546             --        142,762        $ 70,816             --
  Corporate Secretary

---------------

(1) Includes contractual bonuses based on the Company's pre-tax profits and includes a discretionary bonus for Ms. Valice of $266,726 in 1999. Amounts in 1999 also reflect a reduction in contractual bonuses as a result of the impairment recorded in 1999 due to the dividend distribution of Eagle stock. Amounts in 1997 include contractual bonuses based on the Company's pre-tax profits related to the spin-off of Eagle in 1997 for Messrs. Frame, Calvert, Pearlman, and Lawi, an additional bonus for Mr. Frame of $826,690 related to the spin-off of Eagle, and a discretionary bonus for Ms. Valice of $502,713 related to the spin-off of Eagle.

(2) Includes commissions based on sales for Messrs. Frame and Calvert of $1,074,656 in 1999. Amount in 1999 for Mr. Frame includes other compensation of $53,925 of which $22,036 represents compensation due to the below market interest rate on loans from the Company for the purchase of stock and $17,330 for disability insurance premiums. Amount in 1999 for Mr. Pearlman includes other compensation of $71,801 of which $50,577 relates to life insurance premiums. Includes a bonus based on placement of senior notes for Ms. Valice in 1999.

(3) Includes amounts paid pursuant to a program (the "Incentive Compensation Program") whereby between 2 1/2% and 5% of the revenue generated annually by seismic creation programs that have fully recouped their direct costs is distributed to certain officers and key employees, and amounts contributed by the Company to its 401(k) Savings Plan (the "401(k) Plan") on behalf of such named executive officers as discretionary and matching contributions. Includes $78,340 contributed by the Company pursuant to its Incentive Compensation Program for Messrs. Frame, Calvert, Pearlman and Lawi, and $51,619 for Ms. Valice. Also includes 401(k) Plan matching contributions made by the Company of $4,873 for Mr. Frame, $4,878 for Messrs. Calvert and Lawi and $5,000 for Mr. Pearlman and Ms. Valice.

(4) Includes amounts paid pursuant to a program ("the Tax Equalization Program") whereby 10% of the profits (defined as net revenue less costs incurred) generated by oil and gas projects, whose capital costs were funded by proceeds from the employee's exercise of Company common stock purchase warrants, are distributed to employees as compensation for the ordinary Federal income taxes paid in excess of Federal taxes computed at the capital gains rate on the warrants exercised.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1999 to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 1999

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                        PERCENT                                            POTENTIAL REALIZABLE VALUE
                        NUMBER OF       OF TOTAL                                           AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS                                          STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO      EXERCISE                                FOR OPTION TERM(3)
                       OPTIONS/SARS    EMPLOYEES       OR BASE      EXPIRATION   ----------------------------------------------
NAME                   GRANTED (#)      IN 1999      PRICE ($/SH)      DATE      0 PERCENT ($)   5 PERCENT ($)   10 PERCENT ($)
----                   ------------   ------------   ------------   ----------   -------------   -------------   --------------
Paul A. Frame........        100(1)       0.01        $16.12500      10/02/03       $   (31)       $    342         $    781
                           4,400(1)       0.52        $15.68750      10/02/03       $   (79)       $ 16,164         $ 35,203
                           8,600(1)       1.02        $15.62500      10/02/03       $ 1,182        $ 33,113         $ 70,539
                           5,650(1)       0.67        $15.75000      10/02/03       $    51        $ 21,024         $ 45,607
                          18,750(1)       2.22        $16.50000      10/02/03       $ 7,031        $ 81,281         $168,247
                          21,000(2)       2.49        $16.00625      05/20/04       $  (131)       $ 92,699         $205,000
                          10,000(2)       1.18        $16.12500      05/20/04       $(1,250)       $ 42,955         $ 96,432
                          45,000(2)       5.33        $16.00000      05/20/04            --        $198,923         $439,567
                           6,100(2)       0.72        $16.00000      05/21/04            --        $ 26,965         $ 59,586
                          57,038(2)       6.76        $16.12500      05/21/04       $(7,130)       $245,007         $550,027
                          20,900(2)       2.48        $16.18750      05/21/04       $(3,919)       $ 88,470         $200,236

---------------

(1) These common stock purchase warrants were granted under the terms of the Company's 1998 Employee Stock Purchase Plan upon the exercise of the same number of previously issued warrants subject to the reload provision of the 1998 Employee Stock Purchase Plan. The common stock purchase warrants were fully exercisable on the date of grant and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(2) These options were granted under the Company's 1993 Incentive Stock Option Plan pursuant to the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. These options were fully exercisable on the date of grant and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(3) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's common stock.

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1999, and unexercised options held at December 31, 1999, and the value thereof, by each of the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1999
                         AND 12/31/99 OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED             IN-THE-MONEY
                            SHARES                           OPTIONS/SARS AT               OPTIONS/SARS AT
                           ACQUIRED                           12/31/99 (#)                  12/31/99 ($)
                              ON           VALUE       ---------------------------   ---------------------------
NAME                     EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ------------   ------------   -----------   -------------   -----------   -------------
Paul A. Frame..........    225,562       $1,174,838     1,255,798       160,000        $     0          $0
Horace A. Calvert......     28,024       $  329,515       955,798       160,000        $85,597          $0
Herbert M. Pearlman....          0       $        0       705,582       160,000        $     0          $0
David S. Lawi..........          0       $        0       550,726        80,000        $     0          $0
Debra D. Valice........          0       $        0       263,205        35,000        $     0          $0

EMPLOYMENT ARRANGEMENTS

  Agreements with Messrs. Frame and Pearlman

     On November 20, 1997, the stockholders approved the 1998 Executive Compensation Plan. During the year ended December 31, 1999, the Company had employment agreements with Herbert M. Pearlman, Chairman of the Board, and Paul
A. Frame, President and Chief Executive Officer, that provided for compensation in accordance with the 1998 Executive Compensation Plan. These agreements were modified in June 2000 to reduce the pre-tax profits bonuses payable in 2000 and subsequent years in exchange for one-time payments and to make other changes as described below.

     Agreements during 1999

     Messrs. Pearlman and Frame received annual base salaries of $428,437 and $444,878, respectively, under their employment agreements during 1999. The agreements also provide for Messrs. Pearlman and Frame to receive bonus payments based on the annual Pre-Tax Profits (the "PTP") of the Company and its majority-owned subsidiaries ("Subsidiaries"). In order for these bonuses to be payable, the PTP must exceed a minimum threshold (the "PTP Threshold") for the applicable year. The PTP Threshold is $10 million for fiscal 1998 and each of the four years thereafter, $12 million for fiscal 2003 and each of the four years thereafter, and $14 million for fiscal 2008 and thereafter. Messrs. Pearlman and Frame were entitled to receive the following bonuses in 1999 based on the annual PTP of the Company and its Subsidiaries:

                                                      PERCENTAGE UP TO     PERCENTAGE ABOVE
                                                      $50 MILLION PTP      $50 MILLION PTP
                                                      ----------------   --------------------
Herbert M. Pearlman*................................        5.0%                 5.30%
Paul A. Frame.......................................        4.0%                 4.25%

---------------

* The annual bonus payment to Mr. Pearlman is reduced by $300,000.

     Mr. Frame's agreement further provides for him to receive an annual bonus equal to 1% of the annual sales of the Company and its Subsidiaries in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

     Each of the agreements provided that if a Change of Control occurred, the employee had the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. Change of Control was generally defined to mean a change in management of the Company where Messrs. Pearlman, Frame, Calvert and/or Lawi were no longer officers or directors of the Company.

     Each agreement was for a term of five years, renewable each year for an additional year unless either party to the agreement gave notice to the contrary. Each agreement provides that if it is not renewed, the Company will pay the employee for two additional years' compensation including his then current base salary plus the average of all bonuses paid to the employee for the then prior three years. The severance payments are contingent upon the employee remaining available to perform consulting services for the benefit of the Company. Each agreement also provides for monthly salary continuation payments for one year upon the employee's death, so long as the agreement is in full force and effect at the time of the employee's death. The annual salary continuation amount will equal the employee's base salary at his date of death plus an average of the bonuses paid for the three previous calendar years.

     Each agreement provides for certain noncompetition and nondisclosure covenants of the employee and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

     2000 Modifications

     In June 2000, the Company entered into employment agreement amendments with Messrs. Pearlman and Frame. These amendments reduced the percentages for the pre-tax profits bonuses payable to Messrs. Pearlman and Frame for 2000 and subsequent years to the following amounts if the PTP exceeds the PTP Threshold. The PTP Threshold amounts were not modified.

                                                         PERCENTAGE UP TO   PERCENTAGE ABOVE
                                                         $50 MILLION PTP    $50 MILLION PTP
                                                         ----------------   ----------------
Herbert M. Pearlman*..................................         3.5%                3.71%
Paul A. Frame.........................................         3.0%              3.1875%

---------------

 *  The annual bonus payment to Mr. Pearlman is reduced by $300,000.

     In exchange for these bonus reductions and the other modifications made to their employment agreements, the Company issued 150,000 shares of the Company's Common Stock to Mr. Pearlman and 100,000 shares to Mr. Frame, and agreed, subject to continued employment, to pay Mr. Pearlman four net annual payments of $187,500 and to pay Mr. Frame four net annual payments of $125,000 in January of 2001, 2002, 2003 and 2004. The Company agreed to pay withholding taxes at the rate of 35% on these stock issuances, based on values of $988,125 and $658,750 for Messrs. Pearlman and Frame, respectively, and on these cash payments. Messrs. Pearlman and Frame have contractually agreed not to sell any of the shares of Company stock received under these employment agreement amendments for one year.

     In addition to the bonus reductions, the employment agreements were also amended so that their primary term will expire on December 31, 2004, subject to the additional two years of consulting as described above. The employment agreements were also amended to provide that salary continuation and consulting payments would be based on the reduced bonus amounts, and to eliminate the employee's right to terminate his agreement in the event of a Change of Control.

  Agreement with Mr. Calvert

     The Company had an employment agreement with Horace A. Calvert for his service as the Executive Vice President and Chief Operating Officer of the Company during 1999 that provided for compensation in accordance with the 1998 Executive Compensation Plan. Mr. Calvert's employment agreement was modified effective April 1, 2000 in connection with his resignation as an officer and director of the Company.

     Agreement during 1999

     Mr. Calvert received an annual base salary of $444,878 in 1999 under his employment agreement. Mr. Calvert also received a pre-tax profits bonus of 4.0% of PTP and a sales bonus of 1% of the annual sales of the Company and its Subsidiaries in excess of $30 million, less $100,000, under his employment agreement in 1999.

     Mr. Calvert's agreement provided that if a Change of Control occurred, Mr. Calvert had the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. Change of Control was generally defined to mean a change in management of the Company where Messrs. Pearlman, Frame, Calvert and/or Lawi were no longer officers or directors of the Company.

     Mr. Calvert's agreement was originally for a term of five years, renewable each year for an additional year unless either party to the agreement gave notice to the contrary. The Company had given Mr. Calvert notice in October 1999 that it would not renew the agreement, so the primary term of the agreement was to have expired on December 31, 2003. The agreement provided that if it was not renewed, the Company would pay Mr. Calvert for two additional years' compensation including his then current base salary plus the average of all bonuses paid to him for the then prior three years. The severance payments would have been contingent on his remaining available to perform consulting services for the benefit of the Company. Mr. Calvert's agreement also provided for monthly salary continuation payments for one year upon his death, so long as the agreement was in full force and effect at the time of his death. The annual salary continuation amount was to be equal to his base salary at his date of death plus an average of the bonuses paid for the three previous calendar years.

     Mr. Calvert's agreement also provided for certain noncompetition and nondisclosure covenants and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

     2000 Modifications

     Effective May 31, 2000, Mr. Calvert resigned as an officer and director of the Company and its Subsidiaries. In conjunction with this resignation, Mr. Calvert and the Company agreed to modify his employment arrangement to provide for Mr. Calvert to remain an employee of the Company until May 31, 2004. The Company paid Mr. Calvert approximately $473,000 under the modified employment arrangement for the second quarter of 2000, and will pay Mr. Calvert a salary of $850,000 per year from July 1, 2000 through May 31, 2004. Under the modified employment arrangement, Mr. Calvert is not entitled to any bonuses after March 31, 2000 or any subsequent years, but will continue to participate in the Company's medical, dental and other welfare benefit plans. Mr. Calvert is not entitled to any compensation from the Company after May 31, 2004, but the Company will be obligated to make all payments due under the modified arrangement to Mr. Calvert or his estate in the event of his disability or death before May 31, 2004. Mr. Calvert's modified agreement continues to provide for certain noncompetition and nondisclosure covenants.

  Agreement with Mr. Lawi

     The Company had an employment agreement with David S. Lawi for service as Chairman of the Executive Committee during 1999 that provided for compensation in accordance with the 1998 Executive Compensation Plan. Mr. Lawi's employment agreement was amended in June 2000 in connection with his resignation as an officer and director of the Company.

     Agreement during 1999

     Mr. Lawi received an annual base salary of $214,219 in 1999 under his employment agreement. Mr. Lawi also received a pre-tax profits bonus of 2.5% of PTP under his employment agreement in 1999.

     Mr. Lawi's agreement provided that if a Change of Control occurred, Mr. Lawi had the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. Change of Control was generally defined to mean a change in management of the Company where Messrs. Pearlman, Frame, Calvert and/or Lawi were no longer officers or directors of the Company.

     Mr. Lawi's agreement was originally for a term of five years, renewable each year for an additional year unless either party to the agreement gave notice to the contrary. The Company had given Mr. Lawi notice in October 1999 that it would not renew the agreement, so the primary term of the agreement was to have expired on December 31, 2003. The agreement provided that if it was not renewed, the Company would pay Mr. Lawi for two additional years' compensation including his then current base salary plus the average of all bonuses paid to him for the then prior three years. The severance payments would have been contingent on his remaining available to perform consulting services for the benefit of the Company. Mr. Lawi's agreement also provided for monthly salary continuation payments for one year upon his death, so long as the agreement was in full force and effect at the time of his death. The annual salary continuation amount was to be equal to his base salary at his date of death plus an average of the bonuses paid for the three previous calendar years.

     Mr. Lawi's agreement also provided for certain noncompetition and nondisclosure covenants and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

     2000 Modifications

     In June 2000, Mr. Lawi resigned as an officer and director of the Company and its Subsidiaries. In conjunction with this resignation, Mr. Lawi and the Company agreed to amend his employment agreement to eliminate the pre-tax profits bonus effective January 1, 2000. In exchange for the elimination of the pre-tax profits bonus and the other modifications made to Mr. Lawi's employment agreement, the Company issued 125,000 shares of the Company's Common Stock to Mr. Lawi and paid Mr. Lawi a net cash bonus of $200,000 at the time of execution of the amendment, and agreed, subject to continued employment, to pay Mr. Lawi three net annual payments of $400,000 in January of 2001, 2002 and 2003 and a net payment of $200,000 in January 2004. The Company agreed to pay withholding taxes at the rate of 35% on this stock issuance, based on a value of $823,438, and on these cash payments. Mr. Lawi has contractually agreed not to sell any of the shares of Company stock received under this employment agreement amendment for one year.

     In addition to the elimination of the pre-tax profits bonus, Mr. Lawi's employment agreement was also amended so that its primary term will expire on January 2, 2004, subject to the additional two years of consulting as described above. The employment agreement was also amended to provide that salary continuation and consulting payments would be based on salary only, and to eliminate Mr. Lawi's right to terminate his agreement in the event of a Change of Control.

     Mr. Lawi's amended employment agreement also provided for the Company to loan Mr. Lawi $500,000, which bears interest at the prime rate, and to modify the repayment terms of a loan previously made to Mr. Lawi under the Company's Employee Stock Purchase Plan. Both of these loans are secured by a contractual right of offset against amounts owed to Mr. Lawi under his employment agreement.

  Agreement with Ms. Valice

     Effective as of January 1, 1993, the Company entered into an employment agreement with Ms. Valice for service in her capacities set forth in the listing of directors and executive officers. In 1999, Ms. Valice received an annual salary base of $214,583 under her employment agreement. The agreement also provides for an annual bonus of 2% of the Company's pre-tax profits up to $125,000, plus an additional amount as determined by the Board of Directors of the Company.

     The agreement includes the same Change in Control provision as described above for Mr. Frame's agreement, and is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. The agreement provides that if it is not renewed, the Company will pay Ms. Valice for two additional years' compensation including her then current base salary plus the average of all bonuses paid to her for the then prior three years. The severance payments are contingent upon Ms. Valice remaining available to perform consulting services for the benefit of the Company. The agreement also provides for monthly salary continuation payments for one year upon Ms. Valice's death, so long as the agreement is in full force and effect at the time of her death. The annual salary continuation amount will equal Ms. Valice's base salary at her date of death plus an average of the bonuses paid for the three previous calendar years.

     The agreement provides for certain noncompetition and nondisclosure covenants of Ms. Valice and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

  Directors Compensation

     Outside directors receive an annual fee of $50,000 for serving on the board and are reimbursed for out of pocket expenses for meeting attendance. No additional fees are paid for serving on committees, except that committee chairs receive an additional $5,000 annually or 10,000 options to purchase the Company's common stock. On July 25, 1996, the Company's Board of Directors adopted the Non-Employee Directors' Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any directors' fees in a deferred cash account or as deferred shares. Currently, each non-employee director has elected to receive $20,000 of his annual fee in the form of deferred shares. As of December 31, 1999, 60,000 shares have been reserved for issuance under this plan and directors (including former directors) have accumulated 7,067 deferred shares in their accounts of which 656 shares have been distributed and 6,411 will be distributed in future years. Directors who are also employees receive no separate compensation for their services as directors.

     Non-employee directors also participate in the Non-Employee Directors' Stock Option Plan (the "Stock Option Plan"), which was approved by Company Shareholders at the 1994 annual meeting. Under the terms of the Stock Option Plan, each non-employee director receives on the date of each annual meeting during the term of the Stock Option Plan an option to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, each non-employee director who is elected or appointed to the Board of Directors for the first time is granted on the date of such election or appointment an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under the Stock Option Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or sixty days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. During 1999, William Lerner and John E. Stieglitz were granted 12,000 options each (including 10,000 for chairing a board committee), at an exercise price of $14.75. In addition, Fred S. Zeidman and Walter M. Craig, Jr. each received 2,000 options at an exercise price of $14.75.

     In 1999, the Company's Board of Directors adopted the Non-Employee Directors' Retirement Plan (the "Retirement Plan"). Under the terms of the Retirement Plan, each non-employee director with 10 or more years continuous service is eligible to receive a retirement benefit. The retirement benefit consists of two credits. The first credit is equal to $5,000 times each participating non-employee director's years of continuous service as an Outside Director, as defined in the Retirement Plan. The second credit is equal to the increase, if any, in the fair market value of 15,000 shares of the Company's common stock from the initial date of participation in the Retirement Plan to the last day of the Company's fiscal year ending five years after the participant's initial participation date. The retirement benefit vests 10% on each January 1 following the participant's initial participation date. During 1999, Messrs. Craig, Lerner and Stieglitz were credited with a retirement benefit totaling $5,000, $70,000 and $50,000, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee is composed of William Lerner, John E. Stieglitz and Fred S. Zeidman.

     No member of the Compensation Committee of the Board of Directors of the Company was, during 1999, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the Securities and Exchange Commission. During 1999, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or
(iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 1999 were timely made.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company, which consists of three outside directors, met separately and with the entire Board of Directors in December 1999 to review the Company's compensation policies and practices. The Committee anticipates conducting similar annual reviews in the future.

COMPENSATION PHILOSOPHY

     The compensation of Messrs. Frame, Calvert, Pearlman and Lawi is governed by the Company's 1998 Executive Compensation Plan, which was approved by stockholders in November 1997. The plan was submitted to shareholders for approval in order to give shareholders the opportunity to participate in the process of setting the executive compensation for Messrs. Frame, Calvert, Pearlman and Lawi. This plan was intended to link a significant portion of these executives' compensation to the Company's financial results and to permit the Company to maximize the deductibility of the compensation paid to these executives under Section 162(m) of the Internal Revenue Code.

     Ms. Valice's compensation is not covered by the 1998 Executive Compensation Plan, but is governed by her employment contract with the Company.

     The Company's compensation philosophy is to pay a modest base salary and to provide attractive incentives which permit the executive to earn additional income based on the Company's financial results, plus the granting of stock options and warrants to reflect the importance that the Company places on shareholder value. This compensation philosophy also extends to all other officers and executives of the Company.

RESTRUCTURING OF MANAGEMENT INCENTIVE BONUS COMPENSATION

     On June 23, 2000, the Company announced that the employment and compensation arrangements with Messrs. Frame, Calvert, Pearlman and Lawi had been significantly revised. Among other things, the management incentive bonuses on pre-tax profits for 2000 and for succeeding years was reduced by 50% (to 8.5% from 17.5%), the existing employment agreements of Messrs. Frame and Pearlman will not be extended beyond the current expiration date of December 31, 2004, and Messrs. Calvert and Lawi resigned as officers and directors of the Company.

     These changes were the result of extensive study by the Compensation Committee and the Board of Directors. The employment agreement amendments making these changes are discussed in this Proxy Statement in the "Employment Arrangements" section and in the Company's quarterly report on Form 10-Q for the period ended June 30, 2000. The net result of the restructuring was a one-time non-recurring after-tax restructuring charge in the second quarter of 2000 of approximately $3.7 million, or $0.16 per share to reflect the cost of the shares issued and the cash payments made in the second quarter of 2000. Future payments will also be required under the employment agreement amendments, which will be expensed as paid.

     Some of the compensation paid to these executives in consideration for these compensation changes will not be deductible by the Company under the restrictions imposed by Section 162(m) of the Internal Revenue Code. The Compensation Committee specifically considered the effects of Section 162(m) on the deductibility of the payments made to Messrs. Frame, Pearlman, Calvert, and Lawi under the employment agreement amendments discussed above and in the "Employment Arrangements" section of this Proxy Statement. The Compensation Committee determined that, in their judgment, it was in the best interests of the Company and its shareholders to enter into these amendments and make these adjustments to the management incentive bonus arrangements even though Section 162(m) would limit the tax deductibility of a portion of the payments made in connection with these amendments.

PERFORMANCE-BASED CASH COMPENSATION

     As detailed under the "Employment Arrangements" section, Mr. Frame, the Company's Chief Executive Officer, received a base salary, a bonus based on pre-tax profits if pre-tax profits exceed a threshold amount and a bonus based on the Company's sales in excess of $30 million if pre-tax profits exceed a threshold amount in 1999. In 1999, Mr. Calvert received a base salary, a bonus based on pre-tax profits if pre-tax profits exceed a threshold amount and a bonus based on the Company's sales in excess of $30 million if pre-tax profits exceed a threshold amount. In 1999, Messrs. Pearlman and Lawi each received a base salary and a bonus based on pre-tax profits if pre-tax profits exceed a threshold amount. Ms. Valice received a base salary, a bonus of up to $125,000 based on pre-tax profits and an additional bonus in the Board's discretion in 1999.

     The Company's financial performance in 1999 was adversely impacted by uncertainty in the oil and gas industry regarding oil and gas prices. As a result, Mr. Frame's total cash compensation decreased 18% for the year ended December 31, 1999 as compared to the total cash compensation he received for the year ended December 31, 1998. This decrease in CEO compensation resulted primarily from a decrease of approximately $1,026,000 in his pre-tax profits bonus, of which approximately $648,000 was due to decreased pre-tax profits from core operations of the Company in 1999 as compared to 1998 and approximately $378,000 was due to the loss incurred by the Company in connection with the distribution to its stockholders of its remaining shares of its former subsidiary, Eagle Geophysical, Inc. This decrease in CEO compensation due to the reduced pre-tax profits bonus was partially offset by payments to Mr. Frame under the Company's Tax Equalization Program of approximately $463,000 in 1999. Similarly, the total cash compensation for Messrs. Calvert, Pearlman and Lawi decreased in 1999 as compared to 1998, primarily due to the same reasons. While there was a similar decrease in Ms. Valice's pre-tax profits bonus, her overall cash compensation increased in 1999 as compared to 1998 due to an increase in her base salary, a one-time bonus recognizing her efforts relating to the Company's $138 million senior notes issuance, and payments to Ms. Valice under the Company's Tax Equalization Program.

STOCK OPTIONS AND COMMON STOCK PURCHASE WARRANTS

     The Company has previously granted various options and warrants to purchase Company common stock to its executives. However, the only options and warrants granted during 1999 to any of the Named Executive Officers were granted under preexisting warrant reload obligations. These option and warrant grants, all of which were made to Mr. Frame, were granted upon his exercise of previously granted warrants. These grants were made under the Company's Warrant Reload Plan and under the reload provisions of the Company's 1998 Employee Stock Purchase Plan.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes certain limitations on the deductibility by the Company for federal income tax purposes of compensation amounts exceeding $1,000,000 paid to the chief executive officer and four other highest paid executive officers of a company. Qualifying performance based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee attempts to structure incentive awards to be deductible under Section 162(m) and intends, whenever reasonably possible, to have compensation paid by the Company to the chief executive officer and the four other highest paid executive officers satisfy Section 162(m). Notwithstanding the efforts of the Compensation Committee in this regard, no assurance can be given that the compensation intended to satisfy the requirements under Section 162(m) does, in fact, do so.

                                            By the Compensation Committee,

                                            William Lerner, Co-Chairman
                                            John E. Stieglitz, Co-Chairman
                                            Fred S. Zeidman

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Russell 2000 index, which covers a broad cross-section of public companies including many which have relatively small stock market capitalization, the Old Peer Group index, which represents publicly traded oil-service companies, and the New Peer Group index, which includes all companies included in the Oil Service Index (OSX). The Company has elected to change its Peer Group due to the recognition of the OSX index as a reliable index for the oil service sector.

                           COMPARATIVE TOTAL RETURNS*

         SEITEL, INC., RUSSELL 2000, OLD PEER GROUP AND NEW PEER GROUP
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1999)

                              [PERFORMANCE GRAPH]

                                                    SEI          Russell 2000           Old Peer Group          New Peer Group
1994                                             100.00                100.00                   100.00                  100.00
1995                                             164.54                128.44                   145.69                  153.27
1996                                             186.05                149.63                   213.90                  239.40
1997                                             159.30                183.08                   324.08                  372.19
1998                                             115.70                178.42                   182.33                  182.48
1999                                              63.70                216.35                   251.41                  272.25

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in SEI common stock, Russell 2000 Index, Old Peer Group and New Peer Group.

  * Cumulative total return assumes reinvestment of dividends.

 ** Old Peer Group consists of the following companies: Baker-Hughes, Inc.;
    Daniel Industries, Inc. (until June 1999 when it ceased to be publicly traded); Dresser Industries, Inc. (until September 1998 when it ceased to be publicly traded); Global Marine Inc.; Halliburton Company, Helmerich & Payne, Inc.; Kaneb Services, Inc.; McDermott International, Inc.; Parker Drilling Company; R&B Falcon Corp. (formerly known as Reading & Bates Corporation); Rowan Companies, Inc.; Smith International, Inc.; Schlumberger Ltd.; Tidewater, Inc.; Varco International, Inc.; and Western Atlas Inc. (until August 1998 when it ceased to be publicly traded).

*** New Peer Group consists of the following companies: Baker-Hughes, Inc.;
    Cooper Cameron Corp. (which began to be publicly traded in June 1995); Global Industries, Ltd.; Global Marine Inc.; Halliburton Company; Nabors Industries, Inc.; Noble Drilling Corp.; R&B Falcon Corp. (formerly known as Reading & Bates Corporation); Rowan Companies, Inc.; Schlumberger Ltd.; Smith International, Inc.; Tidewater, Inc.; Transocean Sedco Forex, Inc.; Varco International, Inc.; and Weatherford International, Inc.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On July 21, 1992, the Company granted ten-year loans at an interest rate of 4% to most of its employees for the purchase of 800,000 shares of the Company's common stock at the then market price of $2.6875 per share. Payments of 5% of the original principal balance plus accrued interest are due annually on August 1, with a balloon payment of the remaining principal and accrued interest due August 1, 2002. The Company recorded compensation expense due to the below market interest rate on these loans of $38,000 in 1999. Loans in excess of $60,000 were made to Messrs. Frame and Calvert and Ms. Valice, amounting to $537,500, $537,500 and $134,375, respectively. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 1999 were approximately $391,000, $391,000 and $98,000, respectively. As of September 1, 2000, the aggregate amounts of principal and interest outstanding on such loans were approximately $323,000, $323,000 and $81,000, respectively.

     On October 2, 1998, the Company granted five-year loans at an interest rate of 4% to most of its employees for the purchase of 794,300 shares of the Company's common stock at the then market price of $10.3125 per share and options to purchase a like number of shares of the Company's common stock at an exercise price of $11.75 per share. Payment of 60% of the loan amount plus accrued interest is being made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% is due on October 2, 2003. The Company recorded compensation expense due to the below market interest rate on these loans of $76,000 in 1999. Loans in excess of $60,000 were made to Messrs. Frame, Calvert, Pearlman and Lawi amounting to $773,438 each, to Ms. Valice amounting to $515,625 and to Mr. Craig amounting to $64,453. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 1999 were approximately $786,000 for each of Messrs. Frame, Calvert, Pearlman and Lawi, $524,000 for Ms. Valice and $64,000 for Mr. Craig. As of September 1, 2000, the aggregate amounts of principal and interest outstanding on such loans were approximately $671,000 for each of Messrs. Frame, Calvert, Pearlman and Lawi, $447,000 for Ms. Valice and $51,000 for Mr. Craig.

     The Company guarantees borrowings up to $750,000 made by Paul Frame under a line of credit. The Company is only obligated to make payment in the event of default by Mr. Frame. The Company has a contractual right of offset against any salary, bonus, commission or other amounts due from the Company to Mr. Frame for any amounts paid by the Company pursuant to this guaranty. The maximum amount outstanding on this line of credit during 1999 was $700,000. The Company did not make any payments under this guaranty during 1999. As of September 1, 2000, $700,000 was outstanding on this line of credit.

     In 1998, the Company loaned Walter Craig $33,000 bearing interest at the rate of 10%. The Company also made a loan to Mr. Craig in 2000 totaling $25,000 bearing interest at the prime rate. The largest aggregate amount of principal and interest outstanding on these loans since January 1, 1999 was approximately $47,000, which also represented the aggregate amount of principal and interest outstanding on these loans as of September 1, 2000.

     In connection with David Lawi's employment agreement modification in 2000, the Company loaned Mr. Lawi $500,000 bearing interest at the prime rate. The largest aggregate amount of principal and interest outstanding on this loan since January 1, 1999 was approximately $507,000, which also represented the aggregate amount of principal and interest outstanding on this loan as of September 1, 2000.

     On August 11, 1997, the Company's wholly-owned seismic data acquisition crew subsidiary, Eagle Geophysical, Inc., completed an initial public offering in which the Company sold 1,880,000 of its 3,400,000 shares of Eagle common stock as a selling stockholder. On April 22, 1999, the Board of Directors of Seitel, Inc. declared to its common stockholders a dividend consisting of the remaining 1,520,000 shares of the common stock of Eagle owned by the Company. The dividend was declared at the rate of approximately 0.064 shares of Eagle common stock for each share of Seitel, Inc. common stock owned as of the close of business on the record date of May 18, 1999. The Company incurred charges of $58,594,000 for the seismic data acquisition services of Eagle for the year ended December 31, 1999, $27,735,000 of which were incurred during the four months ended April 30, 1999, the period that Eagle was considered a related party. Costs incurred for these services were based on agreed upon contractual amounts and terms similar to contracts with third party contractors.

     Paul Frame, the Chief Executive Officer, President and Director of the Company, was a Director of Eagle and Chairman of the Executive Committee of Eagle's Board of Directors until March 1999. In addition to his duties as a director of Eagle, Mr. Frame was responsible for strategic planning, marketing, and domestic and international growth of Eagle's business pursuant to a bonus agreement with Eagle, which was terminated in March 1999 when he resigned as a director of Eagle. The Board of Directors of the Company had agreed to allow Mr. Frame to devote 20% of his time to Eagle until December 31, 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as independent auditors for the Company for the year ended December 31, 1999. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board of Directors has put the audit for the year ending December 31, 2000 out to bid, and has not yet selected independent auditors for the Company for this year. Therefore, the Company is not seeking stockholder ratification of a selection of auditors for the year ending December 31, 2000 at the Annual Meeting.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 2001 must be received by the Company at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, Attention Debra D. Valice, no later than December 31, 2000, based on an expected mailing date of April 30, 2001 for the proxy material related to the 2001 Annual Meeting.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

September 15, 2000
Houston, Texas

                                  SEITEL, INC.

                     -------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD THURSDAY
                                OCTOBER 19, 2000

     The undersigned hereby appoints HERBERT M. PEARLMAN and PAUL A. FRAME, and each of them, with full power of substitution, proxies to vote all stock of Seitel, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, October 19, 2000 at 9:00 a.m. at the Waldorf Astoria Hotel, 301 Park Avenue, Herbert Hoover Room, 4th Floor,
New York, New York, 10022, and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS.

                                                            -----------
                                                            SEE REVERSE
                                                                SIDE
                                                            -----------
                         (TO BE SIGNED ON REVERSE SIDE)

              * PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED *

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A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTER:

                           FOR      WITHHOLD
  1. To elect seven        [ ]        [ ]     NOMINEES: Herbert M. Pearlman   2. To transact such other business as may properly
     directors to                                       Paul A. Frame            come before the meeting or any adjournment of the
     serve until the                                    Debra D. Valice          meeting.
     2001 Annual Meeting.                               Walter M. Craig, Jr.
                                                        William Lerner           ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF
  To withhold authority to vote for any nominee(s),     John E. Stieglitz     BUSINESS ON SEPTEMBER 12, 2000, WILL BE ENTITLED TO
  print name(s) below.                                  Fred S. Zeidman       NOTICE OF AND TO VOTE AT THE MEETING.

  -------------------------------------------------                              PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN
                                                                              THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF
                                                                              MAILED IN THE UNITED STATES, SO THAT YOUR SHARES WILL
                                                                              BE REPRESENTED AT THE MEETING.





SIGNATURE(S)_____________________________________________________________________________________ DATE_____________________________

NOTE: (PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THE PROXY. WHEN SIGNING AS ATTORNEY, AGENT, EXECUTOR, ADMINISTRATOR, TRUSTEE,
       GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE FULL TITLE AS SUCH. EACH JOINT OWNER SHOULD SIGN THE PROXY.)

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